Exhibit 4.2

COX COMMUNICATIONS, INC.,

as Issuer

THE GUARANTORS PARTY NAMED ON SCHEDULE I HERETO,

as guarantors

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee and Collateral Agent

TWENTY-THIRD SUPPLEMENTAL INDENTURE

Dated as of August 24, 2026

Supplement to Indenture

Dated as of June 27, 1995

TWENTY-THIRD SUPPLEMENTAL INDENTURE, dated as of the 24th day of August, 2026, between COX COMMUNICATIONS, INC., a corporation existing under the laws of the State of Delaware, having its principal executive office located at 6205-B Peachtree Dunwoody Road, NE, Atlanta, Georgia 30328 (the “Company”), and each of the entities listed on Schedule I hereto (collectively, the “Guarantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, having a designated corporate trust office located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 27, 1995 (as amended or supplemented prior to the date hereof, the “Original Indenture” and, as amended by this Supplemental Indenture and as it may be amended or supplemented subsequent to the date hereof, the “Indenture”), providing for the issuance by the Company from time to time of its debentures, notes, bonds or other evidences of indebtedness (in the Original Indenture and herein called the “Debt Securities”), unlimited as to principal amount, to be issued in one or more series;

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Company’s Board of Directors, pursuant to appropriate resolutions of Board of Directors or other applicable governing bodies of the New Guarantors, has duly determined to make, execute and deliver to the Trustee, this Supplemental Indenture to the Original Indenture in order to establish the terms of, and to provide for the grant of, full and unconditional guarantees (the “Guarantees”) by the Guarantors of the Company’s obligations with respect to its 3.500% Notes due 2027, 6.800% Debentures due 2028, 6.950% Medium Term Notes due 2028, 5.450% Notes due 2028, 1.800% Notes due 2030, 2.600% Notes due 2031, 5.700% Notes due 2033, 5.45% Notes due 2034, 4.800% Notes due 2035, 6.450% Notes due 2036, 6.950% Notes due 2038, 8.375% Notes due 2039, 4.700% Notes due 2042, 4.500% Notes due 2043, 4.600% Notes due 2047, 2.950% Notes due 2050, 3.600% Notes due 2051, 5.800% Notes due 2053 and 5.95% Notes due 2054 each issued pursuant to the Original Indenture (collectively, the “Notes”) and the Company’s obligations under the Indenture;

WHEREAS, on May 16, 2025, Charter Communications, Inc., a Delaware corporation (“Charter”), Charter Communications Holdings, LLC, and Cox Enterprises, Inc. (“Cox Enterprise”) entered into a Transaction Agreement pursuant to which Charter acquired the commercial fiber and managed IT and cloud services businesses of the Company and Cox Enterprise contributed the residential cable business of Cox Communications to Charter Communications Operating, LLC, a Delaware limited liability company and wholly-owned subsidiary of Charter (“CCO”) (the “Transaction”);

WHEREAS, in connection with the Transaction, CCO and the Company desire to amend and supplement the Original Indenture to (i) add certain subsidies of Charter and certain subsidiaries of the Company as additional guarantors for the Debt Securities and (ii) provide for the grant of security interests in the Collateral for the benefit of the Holders to secure the obligations of the Company and the Guarantors under the Indenture;

WHEREAS, Section 9.01(i) of the Original Indenture provides, among other things, that the Company and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to add guarantees with respect to the Debt Securities of any series or to secure the Debt Securities;

WHEREAS, all things necessary to make this Supplemental Indenture a valid, binding and legal agreement of the Company and the New Guarantors, have been done;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH that, in order to provide for the Guarantees and the grant of security interests in the Collateral, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes of an applicable series, as follows:

Article 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101 Definitions. For all purposes of the Original Indenture and this Supplemental Indenture relating to the Notes and the Guarantees, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article. Each capitalized term that is used in the Original Indenture and this Supplemental Indenture but not defined herein shall have the meaning specified in the Original Indenture.

“Administrative Agent” means the administrative agent under the Charter Credit Agreement.

“Charter Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of April 26, 2019, as amended by Amendment No. 1 on October 24, 2019, as amended by Amendment No. 2 on May 26, 2022, as amended by Amendment No. 3 on February 10, 2023, as amended by Amendment No. 4 on March 23, 2023, as amended by Amendment No. 5 on December 7, 2023, as amended by Amendment No. 6 on December 3, 2024 and as amended by Amendment No. 7 on May 6, 2026, by and among CCO Holdings, LLC, a Delaware limited liability company, as holdings, CCO, as the borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor credit agreement, whether by the same or any other lender or group of lenders; provided that this Supplemental Indenture shall not constitute the Charter Credit Agreement.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Note Obligations pursuant to the Security Documents.

“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means such successor.

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof by and among the Company, the Collateral Agent and the other grantors party thereto from time to time, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Release Event” shall occur on the first date when (A) there is no Equally and Ratably Secured Indebtedness outstanding (or, all Equally and Ratably Secured Indebtedness outstanding on such date shall cease to constitute Equally and Ratably Secured Indebtedness substantially concurrently with the release of the Liens on the Collateral securing the Notes and the Note Guarantees) and (B) the Company has delivered an Officers’ Certificate to the Trustee and the Collateral Agent certifying that the condition set forth in clause (A) above is satisfied.

“Debt Securities” has the meaning specified in the first recital hereof.

“Equally and Ratably Secured Indebtedness” means all Indebtedness For Borrowed Money of CCO or a Material Subsidiary of CCO that is secured by any Lien on any assets of CCO or any of its Material Subsidiaries that is not a Permitted Lien.

“Guarantee” or “Guarantees” has the meaning specified in the recitals hereof.

“Guarantor” has the meaning specified in the first paragraph hereof.

“Guaranty Agreement” means a supplemental indenture to the Indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in Article 2.

“Holder,” in the case of any Note of a particular series, means the Person in whose name such Note is registered in the Debt Security Register.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all Guarantee obligations of such Person with respect to indebtedness of the type described in clauses (a) and (b) above of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Note Obligations” means the Obligations as defined in the Collateral Agreement.

“Notes” has the meaning specified in the recitals hereof.

“Secured Parties” means, collectively, the Collateral Agent, the Holders and the Trustee.

“Security Documents” means the Collateral Agreement, and any other mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Trustee and the Holders.

“Supplemental Indenture” means this Twenty-Third Supplemental Indenture.

“Termination Date” shall have the meaning set forth in Section 201(f).

“Trustee” has the meaning specified in the first paragraph hereof.

Section 102 Section References. Each reference to a particular section set forth in this Supplemental Indenture shall, unless the context otherwise requires, refer to this Supplemental Indenture.

Section 103 Effect of Supplemental Indenture. Except as set forth below and except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided. The Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

This Supplemental Indenture amends and supplements and, to the extent inconsistent therewith, replaces the provisions of the Original Indenture, to which provisions, if any, reference is made herein.

The amendments and supplements to, and replacements of the provisions of, the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes of the applicable series, and shall not apply to any other Debt Securities that have been or may be issued under the Original Indenture unless a supplemental indenture with respect to such other Debt Securities specifically incorporates such amendments, supplements and replacements.

Article 2
GUARANTEE

Section 201 Guarantee.

(a)            The New Guarantors hereby fully and unconditionally guarantee the Notes of each series and the obligations of the Company thereunder and under the Indenture, and guarantee to each Holder of a Note of such series authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the Notes of such series will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any federal bankruptcy law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes of such series will be paid in full or performed, all in accordance with the terms of the Indenture and the Notes of such series; and (ii) in case of any extension of time of payment or renewal of any Notes of such series or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

(b)            The New Guarantors hereby agree that, in the event of a default in payment of principal (or premium, if any) or interest on an applicable series of Notes, whether at Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, a Holder of such Notes of such series, subject to the terms and conditions set forth in the Indenture, directly against the New Guarantors to enforce the Guarantee without first proceeding against the Company or any other guarantor. The New Guarantors agree that if, after the occurrence and during the continuance of an Event of Default with respect to an applicable series of Notes, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes of such series, to collect interest on the Notes of such series, or to enforce or exercise any other right or remedy with respect to the Notes of such series, the New Guarantors will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by each New Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such New Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c)            With respect to an applicable series of Notes, unless and until the Termination Date (as defined herein) has occurred, or the New Guarantors shall be released in accordance with Section 204 of this Supplemental Indenture, to the fullest extent permitted by applicable law, the New Guarantors shall remain obligated hereunder and the Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes of such series are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes of such series, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes of such series shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(d)            To the fullest extent permitted by applicable law, the New Guarantors waive diligence, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Company’s obligations under any series of Notes and under the Indenture, and any defense arising by reason of any disability or other defense of the Company or the New Guarantors with respect to such obligations (other than the defense that the Termination Date has occurred or the New Guarantors have been released in accordance with Section 204 of this Supplemental Indenture). The New Guarantors understand and agree that this Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not merely of collectability, and its Guarantee of a particular series of Notes and the obligations of the Company under the Indenture hereunder shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not the New Guarantors have knowledge thereof): (i) the validity, regularity or enforceability of the Notes of such series or the Indenture or the absence of any action to enforce the same, (ii) the recovery of any judgment against the Company or any action to enforce the same, (iii) any renewal, extension or acceleration of, or any increase in the amount of the Company’s obligations under such series of Notes and under the Indenture (whether or not any increase is committed, contemplated or provided for by the Indenture or the Notes of such series on the date hereof), (iv) any failure, omission or delay in enforcement (by agreement or otherwise), or the stay or enjoining (by court order, operation of law or otherwise) of the exercise of enforcement, of any claim or demand or any right, power or remedy (whether arising under the Indenture or the Notes of such series, at law, in equity or otherwise) with respect to the Company’s obligations under such series of Notes and under the Indenture or (v) any other circumstance whatsoever (with or without notice to or knowledge of the New Guarantors) which constitutes, or might be construed to constitute, an equitable or legal discharge of the New Guarantors under the Guarantee contained in this Article 2, in bankruptcy or in any other instance (in each case, other than the occurrence of the Termination Date or the release of the New Guarantors in accordance with Section 204 of this Supplemental Indenture).

(e)            The New Guarantors further agree that, as between the New Guarantors, on the one hand, and the Holders and the Trustee, on the other hand (i) subject to the terms and provisions of this Supplemental Indenture, the maturity of the obligations under an applicable series of Notes guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the New Guarantors for the purpose of this Guarantee.

(f)             Subject to Section 204 of this Supplemental Indenture, the Guarantee of a series of Notes contained in this Article 2 shall remain in full force and effect until all the obligations of the Company under such series of Notes and under the Indenture shall have been satisfied by payment in full (such date, the “Termination Date”).

(g)            The Guarantee by the New Guarantors of a series of Notes shall be independent of and shall not be affected by the Guarantee by the New Guarantor of any other series of Notes.

(h)            For the avoidance of doubt, none of the New Guarantors are Guarantors under the Indenture. The guarantee of the New Guarantors is granted solely pursuant to and in accordance with the terms set forth in this Article 2.

Section 202 Subrogation. The New Guarantors shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the New Guarantors pursuant to its Guarantee; provided, however, that if an Event of Default has occurred and is continuing with respect to a series of Notes, the New Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the applicable series of Notes shall have been paid in full.

Section 203 Reinstatement. Subject to Section 204 of this Supplemental Indenture, the Guarantee of a series of Notes contained in this Article 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Company’s obligations with respect to such series of Notes or the Indenture is rescinded or must otherwise be restored or returned by the Trustee or any Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the New Guarantors, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the New Guarantors or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 204 Release of Guarantee. Any New Guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations with respect to the Notes of an applicable series, the Indenture and the Guarantee of such series of Notes without any action required on the part of the Trustee or any Holder:

(a)            upon the occurrence of a Collateral Release Event;

(b)            at such time as such New Guarantor is either: (i) not an issuer or guarantor of any item of Indebtedness for Borrowed Money (whether by repayment or otherwise) and any other Equally and Ratably Secured Indebtedness and ceases (or substantially concurrently will cease) to be the guarantor of any Equally and Ratably Secured Indebtedness (or such New Guarantor’s obligations with respect to all Equally and Ratably Secured Indebtedness shall cease to exist substantially concurrently with such release of its Guarantee); or (ii) released or relieved as an issuer or guarantor of its obligations of an item of Indebtedness for Borrowed Money (whether by repayment or otherwise) and not an issuer or guarantor of any other Equally and Ratably Secured Indebtedness and ceases (or substantially concurrently will cease) to be the guarantor of any Equally and Ratably Secured Indebtedness (or such New Guarantor’s obligations with respect to all Equally and Ratably Secured Indebtedness shall cease to exist substantially concurrently with such release of its Guarantee);

(c)            upon the release by the Administrative Agent of the Guarantee (as defined in the Guarantee and Collateral Agreement (as defined in the Charter Credit Agreement)) of such New Guarantor;

(d)            upon the consummation of any transaction not prohibited by the Indenture that results in such New Guarantor ceasing to be a subsidiary of CCO;

(e)            upon any covenant defeasance or legal defeasance with respect to such series of Notes and the Indenture, or upon the discharge of the Company’s obligations with respect to such series of Notes and obligations under the Indenture in accordance with its terms;

(f)            upon (i) the consolidation or merger by the Company with or into any Person or (ii) the conveyance, transfer or lease of all or substantially all the assets of the Company, in a transaction that complies with the Indenture, such that the Company ceases to be a subsidiary of Cox Enterprise; or

(g)            upon (i) the consolidation or merger by Cox Enterprise with or into any Person or (ii) the conveyance, transfer or lease of all or substantially all the assets of Cox Enterprise, such that the Company ceases to be a subsidiary of Cox Enterprise.

The release of the New Guarantors’ Guarantee of an applicable series of Notes hereunder shall be independent of and shall not be affected by the release of the New Guarantors’ Guarantee of any other series of Notes. At the request and sole expense of the Company following any such termination, Collateral Agent shall execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.

Section 205 Execution and Delivery. The New Guarantors hereby agree that the Guarantee of an applicable series of Notes will remain in full force and effect notwithstanding any failure to endorse on each Note of such series a notation of such Guarantee.

Article 3
MISCELLANEOUS PROVISIONS

The Trustee and the Collateral Agent make no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Supplemental Indenture and the Guarantee or the proper authorization or the due execution hereof by the Company or the Guarantor or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of the Company, the Guarantors, the Trustee and the Collateral Agent (i) expressly and irrevocably consents to submit itself to the exclusive personal jurisdiction of the state courts in the Borough of Manhattan in the City of New York in the State of New York, and any federal court located in the Borough of Manhattan in the City of New York in the State of New York, together with any appellate court therefrom, with respect to all actions and proceedings arising out of the Indenture or the Guarantees and (ii) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action or proceeding arising out of the Indenture or the Guarantees in such court or that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Any such counterparts may be executed manually, electronically or by facsimile.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS BY ACCEPTANCE OF THE NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Indenture in effect from time to time (collectively, “Applicable Tax Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) upon reasonable written request of the Trustee, to use commercially reasonable efforts to provide to the Trustee, to the extent available, sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so that the Trustee can determine whether it has tax-related obligations under Applicable Tax Law and (ii) that the Trustee shall be entitled to make any withholding or deduction in respect of taxes from payments under the Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability. Nothing in the immediately preceding sentence shall be construed as obligating the Company to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. The terms of this paragraph shall survive the satisfaction and discharge of the Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Supplemental Indenture by their duly authorized signatories as of the date first above written.

COX COMMUNICATIONS, INC., as Issuer

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: Authorized Signatory

[Signature Page to CCI Supplemental Indenture]

COX COMMUNICATIONS, INC., as Issuer

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: Authorized Signatory

[Signature Page to CCI Supplemental Indenture]

COX ENTERPRISES, INC., as Guarantor

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: Authorized Signatory

[Signature Page to CCI Supplemental Indenture]

EACH OF THE GUARANTORS LISTED ON SCHEDULE I HERETO, as a Guarantor

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: Senior Vice President, Corporate Finance and Development

[Signature Page to CCI Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ Jeffrey B. Murphy
Name: Jeffrey B. Murphy
Title: Authorized Signatory

[Signature Page to CCI Supplemental Indenture]

SCHEDULE I

Note Guarantors

CCO Holdings, LLC

Bresnan Broadband Holdings, LLC

CCO NR Holdings, LLC

Charter Communications ASC, LLC

Charter Communications, LLC

Charter Communications SSC, LLC

Charter Communications VI HoldCo, LLC

Charter Communications VI, L.L.C.

Charter Distribution, LLC

Charter Leasing Holding Company, LLC

Charter Procurement Leasing, LLC

DukeNet Communications, LLC

Spectrum Advanced Services, LLC

Spectrum Gulf Coast, LLC

Spectrum Mid-America, LLC

Spectrum Mobile Equipment, LLC

Spectrum Mobile, LLC

Spectrum New York Metro, LLC

Spectrum NLP, LLC

Spectrum Northeast, LLC

Spectrum Oceanic, LLC

Spectrum Originals Development, LLC

Spectrum Originals, LLC

Spectrum Pacific West, LLC

Spectrum Reach, LLC

Spectrum RSN, LLC

Spectrum Southeast, LLC

Spectrum Sunshine State, LLC

Spectrum TV Essentials, LLC

Spectrum Wireless Holdings, LLC

Time Warner Cable Enterprises LLC

Time Warner Cable, LLC

TWC Administration LLC

TWC Communications, LLC

TWC SEE Holdco LLC